EXHIBIT 23

Consent of Independent Registered Public Accounting Firm

The Board of Directors and Stockholders

Host Hotels & Resorts, Inc.

and

The Partners

Host Hotels & Resorts, L.P.:

We consent to the incorporation by reference in the registration statements (Nos. 333-117229, 333-188059 and 333-178118) on Form S-3 and (Nos. 333-75055, 333-28683, 333-75057, 333-75059, 333-161488, 033-66622, and 333-171607) on Form S-8 of Host Hotels & Resorts, Inc. and registration statement (No. 333-181063) on Form S-3 of Host Hotels & Resorts, L.P. of (i) our reports dated February 26, 2014, with respect to the consolidated balance sheets of Host Hotels & Resorts, Inc. and subsidiaries as of December 31, 2013 and 2012, and the related consolidated statements of operations, comprehensive income (loss), equity, and cash flows for each of the years in the three-year period ended December 31, 2013 and the related financial statement schedule, and the effectiveness of internal control over financial reporting as of December 31, 2013, and (ii) our report dated February 26, 2014, with respect to the consolidated balance sheets of Host Hotels & Resorts, L.P. and subsidiaries as of December 31, 2013 and 2012, and the related consolidated statements of operations, comprehensive income (loss), capital, and cash flows for each of the years in the three-year period ended December 31, 2013 and the related financial statement schedule as of December 31, 2013, which reports appear in the December 31, 2013 annual report on Form 10-K of Host Hotels & Resorts, Inc. and Host Hotels & Resorts, L.P.

/s/ KPMG LLP

McLean, Virginia

February 26, 2014